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                                                                     Exhibit 5.1

                 [LETTERHEAD OF ANDREWS & KURTH APPEARS HERE]

                              September 25, 1996

Capstead Mortgage Corporation
2711 North Haskell Avenue
Suite 900
Dallas, Texas  75204

     Re:  Capstead Mortgage Corporation
          Registration Statement on Form S-8
          1994 Flexible Long Term Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel for Capstead Mortgage Corporation, a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering shares of the Company's common stock, par value $.01 per share ("Common Stock"), to be offered pursuant to the 1994 Flexible Long Term Incentive Plan (the "Incentive Plan"). In that capacity, we have examined the charter and bylaws of the Company, the Registration Statement, the corporate action taken by the Company that creates and amends the Incentive Plan and provides for the issuance of up to 1,800,000 additional shares of the Common Stock pursuant thereto, and such other materials and matters as we have deemed necessary to the issuance of this opinion.

     In all such examinations, we have assumed the genuineness of all signatures, the authority to sign of all signatories, the due execution of all original and certified documents, and the conformity to the original and certified documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers of the Company, public officials and others.

     Based upon the foregoing, and subject to the assumptions and qualifications set forth herein and assuming that up to 1,800,000 shares of the Company's Common Stock to be offered pursuant to the Incentive Plan have been duly and validly reserved for issuance pursuant to the terms of the Incentive Plan, as of the date hereof, we are of the opinion that upon issuance and delivery thereof as contemplated in the Registration Statement and in accordance with the Incentive Plan, such shares will be validly issued, fully paid and non-assessable.

     This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document, or other report, and may not be furnished to any person or entity. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and Prospectus which is a part thereof. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.


                                        Very truly yours,



                                        By: /s/ DAVID BARBOUR
                                           -------------------------------------
                                           David Barbour, Partner